Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 9, 2013, except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is April 5, 2013, relating to the consolidated financial statements and financial statement schedule of Textura Corporation, which appears in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-187745) filed on June 5, 2013.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
June 12, 2013